Investor Relations:	Media Contact:
Darice Liu	Jon Stone
Universal Display	Kwittken
investor@udcoled.com	media@udcoled.com
609-671-0980 x570	646-747-7161
UNIVERSAL DISPLAY CORPORATION ANNOUNCES
SECOND QUARTER 2015 FINANCIAL RESULTS

●	Revenues of $58.1 million
●	GAAP net loss of $0.25 per diluted share
●	Non-GAAP net income of $0.41 per diluted share
●	Maintains 2015 revenue guidance
EWING, N.J. - August 6, 2015 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2015.

For the second quarter of 2015, the Company reported a net loss of $11.8 million, or $0.25 per diluted share, on revenues of $58.1 million, compared to net income of $20.4 million, or $0.44 per diluted share, on revenues of $64.1 million for the second quarter of 2014. The 2015 net loss reflected a $33.0 million write-down of inventory, primarily of an existing host material and associated work-in-process, resulting from a customer's faster-than-expected reduction in demand for this material. Excluding this item and its associated $1.9 million reduction of income tax expense, non-GAAP net income was $19.4 million, or $0.41 per diluted share (see "reconciliation of non-GAAP Measures" below for further discussion of these non-GAAP measures).

"The consumer electronics and lighting markets are moving more and more in the direction of OLEDs," said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. "During the first half of this year, we saw new 4K OLED TVs from LG, new flagship smartphones from Samsung, including the curved Galaxy S6 edge, and multiple new smartwatches. The accelerating number of new OEMs adopting OLED technology, new OLED products being introduced and new OLED proofs of concepts being showcased illustrates the growing proliferation of OLEDs on a global level. We believe that these activities not only bolster the OLED industry's momentum, but are driving increasing investments in OLED capacity.”

Rosenblatt continued, "During the quarter, dynamic shifts in market strategies resulted in numerous new product introductions that utilized our new red and green emitters. At the same time, these shifts also negatively impacted demand for established products that used our existing host material, which led a customer to significantly reduce its forecast for this host material. As a result, we have written-down relevant excess finished goods and work-in-process inventory. Looking forward, we anticipate a stronger second half of the year."

Financial Highlights for the Second Quarter of 2015

Revenues for the second quarter of 2015 were $58.1 million, compared to revenues of $64.1 million for the same quarter of 2014. Material sales were $24.3 million, down 9% sequentially and down 32% compared to the second quarter of 2014, primarily due to an $11.7 million decline in host material sales. Royalty and license fees were $33.7 million, up from $28.1 million in the second quarter of 2014. The Company recognized $30 million in Samsung Display Co., Ltd. (SDC) licensing revenue in the second quarter of 2015, up from $25 million in the same quarter of 2014.

The Company reported an operating loss of $4.5 million in the second quarter of 2015, compared to operating income of $28.8 million for the second quarter of 2014. Excluding the inventory write-down of $33.0 million, non-GAAP operating income was $28.5 million. Operating expenses were $62.6 million, compared to $35.3 million in the second quarter of 2014 and cost of materials was $39.1 million, compared to $12.0 million in the second quarter of 2014. Excluding the inventory write-down, non-GAAP operating expenses and non-GAAP cost of materials for the second quarter of 2015 were $29.6 million and $6.1 million, respectively.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $356.2 million as of June 30, 2015. During the second quarter, the Company generated $28.2 million in operating cash flow.

Financial Highlights for the First Six Months of 2015

Revenues for the first six months of 2015 were $89.3 million, compared to $102.0 million for the first half of 2014. Material sales were $51.1 million, down 28% compared to the first half of 2014, primarily due to a $19.1 million decline in host sales. Royalty and license fees were $38.1 million, up 28% from $29.8 million in the first half of 2014.

The Company reported an operating loss of $2.7 million in the first half of 2015, compared to operating income of $35.5 million for the first half of 2014. Excluding the inventory write down of $33.0 million, non-GAAP operating income was $30.3 million. For the first half of 2015, we reported a net loss of $10.5 million, or $0.23 per diluted share, compared to net income of $24.4 million, or $0.52 per diluted share, for the same period of 2014. Excluding the inventory write down and its associated $1.9 million reduction of income tax expense, non-GAAP net income was $20.7 million, or $0.45 per diluted share for the first half of 2015.

Operating cash flow for the first half of 2015 was $75.2 million, an increase of 200% compared to $25.0 million for the first half of 2014.

2015 Guidance

The Company's 2015 guidance remains unchanged. With the OLED industry still at a stage where many variables can have a material impact on its growth, Universal Display continues to expect its 2015 revenues to be approximately $200 million, with a downside range of approximately 5% and an upside potential of approximately 15%.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 6, 2015 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the "events" portion of the Company's website. Those wishing to participate in the live call should dial 1-888-820-9416 (toll-free) or 1-913-312-1403, and reference conference ID 8793036. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,500 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Philips Technologie GmbH, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd, and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit http://www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2014. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$109,251	$45,418
Short-term investments	246,986	243,088
Accounts receivable	17,378	22,075
Inventory	16,969	37,109
Deferred income taxes	14,863	18,459
Other current assets	4,773	4,356
Total current assets	410,220	370,505
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $26,250 and $24,813	20,905	19,922
ACQUIRED TECHNOLOGY, net of accumulated amortization of $49,338 and $43,838	77,514	83,014
INVESTMENTS	3,888	3,047
DEFERRED INCOME TAXES	12,299	12,934
OTHER ASSETS	345	425
TOTAL ASSETS	$525,171	$489,847
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,656	$9,260
Accrued expenses	16,424	14,986
Deferred revenue	22,020	2,466
Other current liabilities	53	111
Total current liabilities	45,153	26,823
DEFERRED REVENUE	27,331	3,366
RETIREMENT PLAN BENEFIT LIABILITY	11,750	10,916
Total liabilities	84,234	41,105

SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 47,457,719 and 47,061,826 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	475	471
Additional paid-in capital	583,338	581,114
Accumulated deficit	(98,762)	(88,305)
Accumulated other comprehensive loss	(3,958)	(4,382)
Treasury stock, at cost (1,357,863 shares at June 30, 2015 and December 31, 2014)	(40,158)	(40,158)
Total shareholders’ equity	440,937	448,742
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$525,171	$489,847

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
REVENUE:
Material sales	$24,324	$35,926	$51,142	$71,252
Royalty and license fees	33,733	28,064	38,108	29,843
Technology development and support revenue	35	137	65	870
Total revenue	58,092	64,127	89,315	101,965

OPERATING EXPENSES:
Cost of material sales	39,086	11,951	47,667	21,848
Research and development	10,647	10,544	20,566	20,700
Selling, general and administrative	6,705	6,545	12,905	12,975
Patent costs and amortization of acquired technology	4,462	4,748	8,429	8,721
Royalty and license expense	1,673	1,501	2,458	2,257
Total operating expenses	62,573	35,289	92,025	66,501
Operating income	(4,481)	28,838	(2,710)	35,464
INTEREST INCOME	188	193	361	411
INTEREST EXPENSE	(12)	(21)	(24)	(37)
INCOME BEFORE INCOME TAXES	(4,305)	29,010	(2,373)	35,838
INCOME TAX EXPENSE	(7,466)	(8,588)	(8,084)	(11,395)
NET INCOME	$(11,771)	$20,422	$(10,457)	$24,443

NET INCOME PER COMMON SHARE:
BASIC	$(0.25)	$0.44	$(0.23)	$0.53
DILUTED	$(0.25)	$0.44	$(0.23)	$0.52

WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,388,218	46,266,142	45,840,599	46,222,146
DILUTED	46,388,218	46,614,726	45,840,599	46,632,982

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,457)	$24,443
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of deferred revenue	(4,893)	(1,669)
Depreciation	1,439	937
Amortization of intangibles	5,500	5,498
Inventory write-down	33,000	—
Amortization of premium and discount on investments, net	(285)	(269)
Stock-based compensation to employees	4,039	3,526
Stock-based compensation to Board of Directors and Scientific Advisory Board	659	463
Deferred income tax benefit	3,984	6,833
Retirement plan benefit expense	1,512	838
(Increase) decrease in assets:
Accounts receivable	4,697	(4,843)
Inventory	(12,860)	(10,069)
Other current assets	(417)	(6,451)
Other assets	80	(252)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	826	1,914
Other current liabilities	(58)	417
Deferred revenue	48,412	3,692
Net cash provided by operating activities	75,178	25,008
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,146)	(2,951)
Purchases of investments	(267,520)	(183,688)
Proceeds from sale of investments	263,058	175,603
Net cash used in investing activities	(7,608)	(11,036)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under ESPP	171	162
Repurchase of common stock	—	(7,000)
Proceeds from the exercise of common stock options	1,372	664
Payment of withholding taxes related to stock-based compensation to employees	(5,280)	(2,830)
Net cash used in financing activities	(3,737)	(9,004)
INCREASE IN CASH AND CASH EQUIVALENTS	63,833	4,968
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	45,418	70,586
CASH AND CASH EQUIVALENTS, END OF PERIOD	$109,251	$75,554
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$8	$58
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	323
Common stock issued to employees that was earned and accrued for in a previous period	967	746
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(725)	64

Reconciliation of Non-GAAP Measures
The following table details our reconciliation of non-GAAP measures to the most directly comparable GAAP measures:

(unaudited, in thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP Results:
Cost of material sales	$39,086	$11,951	$47,667	$21,848
Operating expenses	62,573	35,289	92,025	66,501
Operating (loss) income	(4,481)	28,838	(2,710)	35,464
(Loss) income before income taxes	(4,305)	29,010	2,373	35,838
Net (loss) income	(11,771)	20,422	(10,457)	24,443
Net (loss) income per common share, basic	$(0.25)	$0.44	$(0.23)	$0.53
Net (loss) income per common share, diluted	$(0.25)	$0.44	$(0.23)	$0.52
Non-GAAP Reconciling Items:
Inventory write-down	$33,000	$—	$33,000	$—
Tax impact of inventory write-down	(1,860)	—	(1,860)	—
Non-GAAP Measures
Cost of material sales	$6,086	$11,951	$14,667	$21,848
Operating expenses	29,573	35,289	59,025	66,501
Operating income	28,519	28,838	30,290	35,464
Income before income taxes	28,695	29,010	30,627	35,838
Net income*	19,369	20,422	20,683	24,443
Net income per common share, basic**	$0.42	$0.44	$0.45	$0.53
Net income per common share, diluted***	$0.41	$0.44	$0.45	$0.52
* Non-GAAP net income assumes an effective tax rate of 32.5% based on excluding the impact of the inventory write down.
** The non-GAAP net income per common share, basic is derived from dividing non-GAAP net income by the number of weighted average shares used in computing basic net income per common share.
*** The non-GAAP net income per common share, diluted is derived from dividing non-GAAP net income by non-GAAP weighted average shares of 46,691,525 and 46,421,612 for the three and six months ended June 30, 2015, respectively.

Non-GAAP Measures
To supplement the Company's selected financial data presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP measures. These non-GAAP measures include non-GAAP net income, non-GAAP net income per common share, basic and non-GAAP net income per common share, diluted, as well as non-GAAP cost of material sales, non-GAAP operating expenses, non-GAAP operating income and non-GAAP income before income taxes. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in the presentation can be found within the tables detailing the reconciliation of non-GAAP measures to GAAP measures above.
The Company has provided these non-GAAP measures to enhance investors' overall understanding of the Company's current financial performance, and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding the Company's financial performance by excluding the effect of the write-down of primarily existing host materials that were not included in a customer's new products. The Company believes that the non-GAAP measures that exclude the impact of the inventory write down, when viewed with GAAP results, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The presentation of non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.